FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

November 17, 2008

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 17, 2008.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer’s multi-million ounce Livengood Gold Deposit near Fairbanks, Alaska is expanded by step-out drilling.

Item 5.	Full Description of Material Change

The Issuer reports the latest drill results from its 2008 resource expansion program at its bulk tonnage Livengood gold project near Fairbanks, Alaska (see Table 1).  The results extend the higher grade Core Zone an additional 300 metres to the south of the southernmost holes used in the mid-year resource update announced October 29, 2008.

The new assays, along with early geochemical arsenic ‘gold-pathfinder’ results, indicate the Money Knob Deposit at Livengood is expanding rapidly and remains open.  Many of the recent holes were terminated in mineralization, clearly indicating that the lower sedimentary sequence represents a significant host to mineralization and highlighting the major expansion potential at depth (Figures 1 and 2).  These results will build on and highlight the expansion potential of the recently announced resource base that now exceeds 1.86 M oz indicated and 2.17 M oz inferred (at a 0.5 g/t gold cutoff) (See NR08-22).

The higher grade mineralization now covers an area approximately 30% larger than that included in the recent mid-year estimate, with the assays from roughly 25% of the 2008 drilling yet to be returned.  The Issuer anticipates that the Livengood Deposit will substantially expand following the planned winter drilling program (February, 2009 start-up), when the area north of MK-08-31 (summed intercepts 139.3m @ 1.79 g/t gold) and hole MK-RC-0070 (103.4 m @ 0.74g/t gold) is drilled.  Additionally, the excellent results in hole MK-RC-0094 (48.8m @ 1.67 g/t gold and 33.5m @ 1.3 2g/t gold) highlight the potential to continue expanding the higher grades to the east by at least another 300 metres (Figure 1).

There is also considerable potential to expand the resource to the northeast, where all the holes drilled to date have encountered significant mineralization (Figure 1).  Surface geochemical results indicate that the current drill defined area is located within a much larger NE-SW trending area of anomalous gold.  This trend is largely unexplored and will be tested by future exploration programs.  Soil samples to the southwest of the Core Zone are particularly anomalous, indicating the ore zone could extend for several hundred metres in this direction.

Table 1

New Drill Result Highlights, Livengood Project, Alaska

Significant intercepts calculated using 0.25 g/t gold cut-off.

Hole ID	From (metre)	To (metre)	Length (metres)	Gold (g/t)
MK-RC-0056	117.35	128.02	10.67	1.48
	170.69	188.98	18.29	0.65

MK-RC-0059	182.88	199.64	16.76	0.66

MK-RC-0061	140.21	146.30	6.09	1.02
	225.55	245.36	19.81	0.76

MK-RC-0062	30.48	35.05	4.57	3.02
	56.39	57.91	1.52	17.95
	187.45	234.70	47.25	0.67
includes	205.74	225.55	19.81	1.09

MK-RC-0063	251.46	257.56	6.10	2.73
	262.13	263.65	1.52	0.27
	324.61	338.33	13.72	0.68

MK-RC-0064	170.69	332.23	161.54	1.32
includes	187.45	213.36	25.91	2.10
includes	231.65	243.84	12.19	1.75
	339.85	364.24	24.39	0.70

MK-RC-0065	170.69	185.93	15.24	0.78
	196.60	257.56	60.96	1.04

MK-RC-0066	170.69	265.18	94.49	0.60

MK-RC-0067	96.01	123.44	27.43	1.35
	170.69	201.17	30.48	0.64
	208.79	243.84	35.05	0.65
	288.04	301.75	13.71	0.85

MK-RC-0068	205.74	288.04	82.30	0.84
includes	213.36	237.74	24.38	1.35

MK-RC-0069	88.39	111.25	22.86	0.97
	132.59	144.78	12.19	1.24
	192.02	198.12	6.10	1.23
	202.69	256.03	53.34	1.01

MK-RC-0070	129.54	144.78	15.24	0.73
	176.78	280.42	103.64	0.74

MK-RC-0071	137.16	301.75	164.59	1.54
includes	153.92	222.50	68.58	2.36

MK-RC-0072	126.49	141.73	15.24	0.85
	146.30	175.26	28.96	0.79
	178.31	199.64	21.33	1.10
	208.79	260.60	51.81	0.99

MK-RC-0073	181.36	207.26	25.90	0.74
	213.36	239.27	25.91	0.57
	265.18	277.37	12.19	1.12
	292.61	332.23	39.62	0.83

MK-RC-0074	96.01	129.54	33.53	1.15

MK-RC-0077	far NW step out – no significant results

MK-RC-0081	123.44	163.07	39.63	0.83
includes	128.02	147.83	19.81	1.43
	170.69	214.88	44.19	1.08
	219.46	239.27	19.81	0.75

MK-RC-0082	22.86	32.00	9.14	5.00
	131.06	179.83	48.77	1.14
	198.12	217.93	19.81	2.27
	243.84	291.08	47.24	0.68

MK-RC-0086		Lost hole at 36 metres

MK-RC-0094	132.59	181.36	48.77	1.67
	192.02	225.55	33.53	1.32
	283.46	329.18	45.72	0.67

MK-08-31	80.77	108.06	27.29	4.83
includes	86.87	101.83	14.96	7.96
	184.71	190.81	6.10	4.66
	195.58	199.95	4.37	1.79
	271.73	277.36	5.63	1.85
	310.38	350.42	40.04	0.99
includes	316.56	327.36	10.80	1.78

MK-08-32	147.22	148.96	1.74	36.80
	213.55	247.35	33.80	0.93
	250.70	259.08	8.38	0.82

Figure 1: Plan map showing distribution of the Issuer drilling and status of assaying as at 13 November 2008.  New assays have continued to expand the higher grade Core Zone.  The four new holes that have continuous intercepts of greater than 50 metres with grades in excess of 1g/t gold are labelled.

Figure 2: Section 428925 illustrating the general geology of the Livengood deposit and distribution of gold mineralization.  Histogram on the right side of the drill traces reflects the arsenic content, which has a high correlation to gold (note the pending holes).

The 2008 drilling program is now completed and the Issuer has begun the process of winterizing the project for a February 2009 start-up.  The year-end NI 43-101 resource modeling analysis will begin when assays for all the outstanding holes are returned, and should be available by late February 2009.  An updated exploration model will be completed to assess other new deposit potential on this large 44 square kilometre property.  The Issuer plans to have a two phase drill program in 2009, including a 7,000 metre winter program and a minimum 10,000 metre summer program, that will focus on expansions of the known deposit and testing new high priority targets within this rapidly expanding pre-eminent gold system.

Qualified Person

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this material change report and has approved the disclosure herein.  Mr. Pontius is not independent, as he is the President and CEO of the Issuer and holds common shares and incentive stock options.

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Issuer, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of planned exploration programs, the timing and nature of anticipated exploration program results and the discovery and delineation of mineral deposits/resources/reserves.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

This material change report contains information with respect to adjacent or similar mineral properties in respect of which the Issuer has no interest or rights to explore or mine. The Issuer advises US investors that the US Securities and Exchange Commission's mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Issuer has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Issuer’s properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

November 17, 2008